                                                                   EXHIBIT 14(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-14 of our report dated February 4, 2003, relating to the financial statements and financial highlights of INVESCO VIF - Utilities Fund (one of the portfolios constituting INVESCO Variable Investment Funds, Inc.), which appear in such Registration Statement. Such financial statements are supplemented by the subsequent events disclosures contained in this registration statement under the heading "Certain Civil Proceedings and Lawsuits" and in the Prospectus Supplement dated December 16, 2003. We also consent to the references to us under the headings "Comparison of Principal Service Providers", Financial Highlights" and "Financial Information" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

Houston, Texas
December 26, 2003